UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2007

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously disclosed, certain present and former directors and executive officers of the Company were named as defendants in a derivative lawsuit, related to stock option practices from 1997 to 2002, filed in Superior Court, County of Maricopa, Arizona on September 21, 2006. The Company was named as a nominal defendant in that action. On December 22, 2006, the Company filed a motion to dismiss the complaint based on plaintiff's failure to make a pre-suit demand on the Company's Board of Directors. Before the opposition to the motion was due, the plaintiff voluntarily asked the Court to dismiss the lawsuit, and, on January 19, 2007, the Court granted the plaintiff's motion to voluntarily dismiss the lawsuit without prejudice.

Also as previously disclosed, the Company's Board of Directors has appointed an Options Subcommittee, composed of independent directors, to conduct a review of the Company's stock option practices, and the Options Subcommittee has retained independent outside legal counsel and accountants. The Company has received an informal inquiry from the Securities and Exchange Commission (the "SEC") requesting certain documents and information relating to the Company's stock option grant practices from January 1, 1996 to the present. The work of the Options Subcommittee is ongoing, and the Company continues to cooperate with the SEC in the informal inquiry. At this time, the Options Subcommittee has not reached any conclusions about the Company's stock option practices. Further, the Company received a delisting notice from the Nasdaq Staff for not having timely filed its Form 10-Q for the third quarter ended September 30, 2006, and on December 20, 2006, the Company appealed the delisting notification from the Nasdaq Staff before a Nasdaq Listing Qualifications Panel. The delisting is stayed during the appeal, and the appeal process is ongoing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

January 24, 2007	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Chief Financial Officer, Secretary and Treasurer